eResearchTechnology Reports Third Quarter 2008 Results
Q3 2008 Net Revenues — $33.9 million vs. $24.0 million in Q3 2007 — an increase of 41.5%
Q3 2008 Diluted Net Income per Share — $0.13 vs. $0.07 in Q3 2007 — an increase of 85.7%
Q3 2008 Operating Income margin of 31.1% vs. 22.4% in Q3 2007
Q3 2008 New Bookings of $43.0 million vs. $35.5 million in Q3 2007
PHILADELPHIA, October 30, 2008/PRNewswire-FirstCall/ — eResearchTechnology, Inc. (eRT), (Nasdaq: ERES - News), a leading provider of centralized ECG and eClinical technology, ePRO and other services to the pharmaceutical, biotechnology, medical device and related industries, announced today results for the third quarter and nine-month period ended September 30, 2008.
Financial highlights for the third quarter of 2008 were:
▪	Net revenues were $33.9 million, a 41.5% increase from the third quarter of 2007;

▪	Diluted net income per share was $0.13, an 85.7% increase from the third quarter of 2007;

▪	Gross margin was $19.1 million for a gross margin percentage of 56.3%, compared to 48.0% in the third quarter of 2007. The gross margin included the impact of the operating results of Covance Cardiac Safety Services (CCSS) and the integration of CCSS into eRT. CCSS generated net revenues of $1.9 million from acquired backlog during the third quarter while incurring costs of revenue of $1.7 million, including depreciation and amortization of acquired assets of $680,000;

▪	Operating income was $10.5 million, a 96.8% increase from the third quarter of 2007. Operating income margin percentage was 31.1%, compared to 22.4% in the third quarter of 2007. Operating income included a loss of $505,000 from the operations of CCSS and the integration of CCSS into eRT;

▪	The Company’s tax rate was 35.8% for the third quarter of 2008, which included the effect of certain tax benefits realized, compared to 37.7% for the third quarter of 2007;

▪	New bookings were $43.0 million compared to $35.5 million for the third quarter of 2007, an increase of 21.1%;

▪	New bookings included seven new Thorough ECG study agreements, valued at an average of slightly greater than $1 million each;

▪	The backlog was $159.2 million, compared to $157.9 million at June 30, 2008.

▪	The book-to-bill ratio was 1.3 in the third quarter of 2008, compared to 1.4 in the second quarter of 2008; and

▪	eRT ended the third quarter with $62.4 million in cash, cash equivalents, and investments, an increase of $6.5 million from $55.9 million at June 30, 2008. For the three months ended September 30, 2008, net cash provided by operating activities was $8.8 million.
Other recent highlights:
▪	The cancellation rate was an annualized 19.6% as compared to 18.1% in the second quarter of 2008. The cancellation rate is calculated as the sum of the actual value of study cancellations plus studies that are completed at amounts under the original contracted amount divided by beginning backlog. The increase in the cancellation rate was caused by a number of long-term projects ending without completion of the full number of contracted ECGs.

▪	We successfully completed the integration of the CCSS acquisition with the complete transfer of all operating activities from the CCSS Reno facility into our operations in Philadelphia and Peterborough, UK; and

▪	We are on track for the move of our corporate headquarters (and US-based core lab) in Philadelphia to a larger facility, also in Philadelphia, by the end of 2008.

Financial highlights for the first nine months of 2008:
▪	For the nine months ended September 30, 2008, the Company reported net revenues of $103.1 million compared to $69.8 million for the nine months ended September 30, 2007, an increase of 47.7%;

▪	Net income was $19.3 million, or $0.37 per diluted share, for the nine months ended September 30, 2008 compared to net income of $10.1 million, or $0.20 per diluted share, for the nine months ended September 30, 2007, an increase of 91.6%;

▪	Bookings for the nine months ended September 30, 2008 were $142.1 million, which are $3.5 million higher than the bookings of $138.6 recorded for the entire year 2007;

▪	The Company’s gross margin percentage for the nine months ended September 30, 2008 was 55.3% compared to 49.9% for the nine months ended September 30, 2007. Operating income margin for the nine months ended September 30, 2008 was 28.9% compared to 21.1% for the nine months ended September 30, 2007;

▪	Revenues from acquired backlog of CCSS were $8.2 million and cost of revenues were $7.2 million for the nine months ended September 30, 2008. Operating income during this period included a loss of $2.2 million from the operations of CCSS and the integration of CCSS into eRT;

▪	The Company’s tax rate was 37.1% for the nine months ended September 30, 2008 compared to 38.5% for the nine months ended September 30, 2007; and

▪	For the nine months ended September 30, 2008, cash provided by operating activities was $26.8 million.
“We continue to be pleased with our results through the third quarter of 2008,” commented Dr. Michael McKelvey, President and CEO of eRT. “Our $33.9 million of revenue for the third quarter reflected the expected sequential decrease from our record $35.5 million in the second quarter 2008 due to slower activity in the summer months and a working down of the CCSS backlog. Through the nine months ending September 30, 2008, revenue, bookings, and net income have all exceeded the levels achieved in all of 2007. As an example, net income through the first nine months of 2008 was 26.8% higher than in the entire 2007 year. We were able to increase our third quarter operating income margin to 31.1% from 30.3% in the second quarter of 2008. Net income for the third quarter was $6.9 million, an increase of 87.0% from $3.7 million for the third quarter of 2007.”
“We continue to execute very well on our projects,” continued Dr. McKelvey. “We completed the integration of the CCSS acquisition, which was a tremendous accomplishment by our staff. Our sales force reports a healthy pipeline of new opportunities, reflecting the continued emphasis on cardiac safety and eRT’s reputation for quality, medical and scientific leadership, project execution, and technology innovation. The pricing environment continues to be stable. In the current economic and financial environment, we feel that our strong balance sheet and cash flow, the continued importance of cardiac safety in clinical trials, and our established reputation for quality, project management, and cost-effective performance will be important contributors to our business going forward.”
2008 Guidance
The Company issued guidance for the full year and fourth quarter of 2008. For the full year 2008, the Company is narrowing its revenue range and expects revenue of between $134.0 million and $137.0 million. The company is raising its guidance for diluted net income per share to between $0.47 to $0.50 for the full year 2008. The company’s revenue guidance for the fourth quarter is between $31.0 to $34.0 million, and its guidance for diluted net income per share for the fourth quarter is between $0.10 and $0.13.
Conference Call
Dr. McKelvey and Keith Schneck, the Company’s Chief Financial Officer, will hold a conference call to discuss these results. The conference call will take place at 5:00 p.m. EDT on October 30, 2008. Interested participants should call 1-866-277-1181 when calling within the United States or 617-597-5358 when calling internationally. Please use pass code 54904519. There will be a playback available until November 6, 2008. To listen to the playback, please call 1-888-286-8010 when calling within the United States or 617-801-6888 when calling internationally. Please use pass code 17782796 for the replay.

This call is being webcast by Thomson Financial and can be accessed at eRT’s web site at www.eRT.com. The webcast may also be accessed at Thomson’s Institutional Investor website at http://phx.corporate-ir.net/playerlink.zhtml?c=119164&s=wm&e=1991822. The webcast can be accessed for up to one year on either site.
About eResearchTechnology, Inc.
Based in Philadelphia, PA, eResearchTechnology, Inc. (http://www.eRT.com) is a provider of technology and services to the pharmaceutical, biotechnology, and medical device industries on a global basis. The Company is a market leader in providing centralized core-diagnostic electrocardiographic (ECG) technology and services to evaluate cardiac safety in clinical development. The Company is also a leader in providing technology and services to streamline the clinical trials process by enabling its customers to automate the collection, analysis, and distribution of clinical data in all phases of clinical development.
Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including but not limited to 2008 financial guidance, involve a number of risks and uncertainties such as the Company’s ability to obtain new contracts and accurately estimate net revenues due to uncertain regulatory guidance, variability in size, scope and duration of projects, and internal issues at the sponsoring client, integration of acquisitions, competitive factors, technological development, and market demand. As a result, actual results may differ materially from any financial outlooks stated herein. Further information on potential factors that could affect the Company’s financial results can be found in the Company’s Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact:
Keith Schneck	Robert East
eResearchTechnology, Inc.	Westwicke Partners, LLC
215-282-5566	410-321-9652

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2008	2007	2008
Net revenues:
Licenses	$651	$891	$2,013	$2,386
Services	16,453	24,857	47,982	77,510
Site support	6,867	8,182	19,794	23,179

Total net revenues	23,971	33,930	69,789	103,075

Costs of revenues:
Cost of licenses	70	179	199	549
Cost of services	7,567	9,951	21,590	30,948
Cost of site support	4,831	4,698	13,143	14,565

Total costs of revenues	12,468	14,828	34,932	46,062

Gross margin	11,503	19,102	34,857	57,013

Operating expenses:
Selling and marketing	2,487	3,126	8,079	10,259
General and administrative	2,527	4,254	8,915	13,728
Research and development	1,128	1,173	3,155	3,223

Total operating expenses	6,142	8,553	20,149	27,210

Operating income	5,361	10,549	14,708	29,803
Other income, net	584	251	1,703	922

Income before income taxes	5,945	10,800	16,411	30,725
Income tax provision	2,239	3,870	6,318	11,389

Net income	$3,706	$6,930	$10,093	$19,336

Basic net income per share	$0.07	$0.14	$0.20	$0.38

Diluted net income per share	$0.07	$0.13	$0.20	$0.37

Shares used to calculate basic net income per share	50,594	50,856	50,430	50,743

Shares used to calculate diluted net income per share	51,829	52,180	51,681	52,085

eResearchTechnology, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31, 2007	September 30, 2008
		(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$38,082	$62,326
Short-term investments	8,797	50
Accounts receivable, net	26,718	32,827
Prepaid income taxes	743	—
Prepaid expenses and other	3,087	4,132
Deferred income taxes	901	1,017

Total current assets	78,328	100,352

Property and equipment, net	33,347	27,345
Goodwill	30,908	33,544
Intangible assets	3,849	2,496
Deferred income taxes	1,011	1,999
Other assets	253	589

Total assets	$147,696	$166,325

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,505	$3,882
Accrued expenses	12,103	8,481
Income taxes payable	2,352	2,498
Current portion of capital lease obligations	1,097	60
Deferred revenues	13,905	14,377

Total current liabilities	32,962	29,298

Capital lease obligations, excluding current portion	48	—
Other liabilities	1,174	1,075

Total liabilities	34,184	30,373

Stockholders’ equity:
Preferred stock-$10.00 par value, 500,000 shares authorized, none issued and outstanding	—	—
Common stock-$.01 par value, 175,000,000 shares authorized, 58,870,291 and 59,138,090 shares issued, respectively	589	591
Additional paid-in capital	87,957	92,313
Accumulated other comprehensive income	1,679	425
Retained earnings	85,477	104,813
Treasury stock, 8,247,119 shares at cost	(62,190)	(62,190)

Total stockholders’ equity	113,512	135,952

Total liabilities and stockholders’ equity	$147,696	$166,325

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2007	2008
Operating activities:
Net income	$10,093	$19,336
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,066	12,519
Cost of sales of equipment	1,004	717
Provision for uncollectible accounts	—	60
Share-based compensation	1,576	1,966
Deferred income taxes	482	(1,151)
Changes in operating assets and liabilities excluding CCSS acquisition:
Accounts receivable	(3,777)	(6,601)
Prepaid expenses and other	(595)	(1,560)
Accounts payable	(1,888)	357
Accrued expenses	1,500	(540)
Income taxes	2,267	931
Deferred revenues	995	747

Net cash provided by operating activities	22,723	26,781

Investing activities:
Purchases of property and equipment	(10,066)	(6,966)
Purchases of investments	(50,108)	—
Proceeds from sales of investments	48,617	8,747
Payments for acquisition	—	(4,964)

Net cash used in investing activities	(11,557)	(3,183)

Financing activities:
Repayment of capital lease obligations	(1,962)	(1,085)
Proceeds from exercise of stock options	1,600	1,502
Stock option income tax benefit	628	839

Net cash provided by financing activities	266	1,256

Effect of exchange rate changes on cash	269	(610)

Net increase in cash and cash equivalents	11,701	24,244
Cash and cash equivalents, beginning of period	15,497	38,082

Cash and cash equivalents, end of period	$27,198	$62,326